EXHIBIT 99.1  Letter of Resignation

[Letterhead of Paul Richard Butrus]

Hon. W. Stancil Starnes
Chairman, Board of Directors
ProAssurance Corporation
100 Brookwood Place
Birmingham, Alabama 35209

Dear Stan:

Pursuant to our several prior conversations, please accept this letter as my formal notice to you and the Board of my intention to resign my position as a member of the Board of Directors as soon as reasonable practical for the Company, but no later than the end of this year, December 31, 2008.

It has been a privilege (and pleasure) for me to have been associated with the members of the organization during the past 30 years and, as a contented stockholder, I look forward to its continued success.

Sincerely,
/s/Paul R. Butrus
     Paul R. Butrus

PRB/sc